                                                                       EXHIBIT 5

                                       Armstrong, Teasdale LLP, Attorneys at Law
                                             One Metropolitan Square, Suite 2600
                                                 St. Louis, Missouri  63102-2740
                                                           Phone: (314) 621-5070
                                                             Fax: (314) 621-5065
                                                       www.armstrongteasdale.com

                                August 20, 2001

Board of Directors
D & K Healthcare Resources, Inc.
8000 Maryland Avenue, Suite 920
St. Louis, Missouri 63105

Gentlemen:

     We are counsel for D & K Healthcare Resources, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 20,000 shares of common stock, par value $.01 per share (the "Shares"), to be issued by the Company to Robert E. Korenblat pursuant to an Exchange Rights Agreement and a Registration Rights Agreement dated November 30, 1995 by and among the Company, Robert E. Korenblat, Pharmaceutical Buyers, Inc., J. David McCay and The J. David McCay Living Trust (collectively, the "Registration Agreements"). A Registration Statement on Form S-3 (the "Registration Statement") with respect to the Shares is being filed concurrently herewith with the Securities and Exchange Commission.

     As counsel, we have reviewed the Registration Agreements and the organizational documents of the Company, including the Certificate of Incorporation and Bylaws as amended to date, and the records of corporate proceedings and other actions taken by the Company in connection with the authorization, issuance and sale of the Shares. Where questions of fact material to the opinions hereinafter expressed were not independently established, we have relied upon statements of officials of the Company. We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

     Based upon the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

     2. The Shares to be issued pursuant to the Registration Rights Agreements are duly and validly authorized.

     3. When the Shares are issued by the Company in accordance with the provisions of the Registration Rights Agreements, such Shares will be duly and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                        Very Truly Yours,

                                        /s/ ARMSTRONG TEASDALE LLP

                                     II-1